Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Quhuo Limited for the registration of Class A ordinary shares and to the incorporation by reference therein of our report dated May 17, 2021, with respect to the consolidated financial statements of Quhuo Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

February 22, 2022